AGREEMENT OF PURCHASE AND SALE OF STOCK

                                  BY AND AMONG

                                 MICROTEST, INC.

                       LOGICRAFT INFORMATION SYSTEMS, INC.

                    INFORMATION HANDLING SERVICES GROUP, INC.

                                       AND

                      KENNETH ROSS, AS ATTORNEY-IN-FACT FOR
                             CLASS B SHAREHOLDERS OF
                       LOGICRAFT INFORMATION SYSTEMS, INC.










                             Dated December 17, 1996

                     AGREEMENT OF PURCHASE AND SALE OF STOCK

ARTICLE 1 PURCHASE AND SALE OF STOCK..............................................................................1
         1.1      Purchase and Sale of Shares.....................................................................1
         1.2      Purchase Price..................................................................................1
         1.3      Guaranty of Certain Accounts Receivable.........................................................1
         1.4      Ross as Attorney-in-Fact........................................................................2

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF MICROTEST.............................................................2
         2.1      Organization and Qualification..................................................................2
         2.2      Authority Relative to this Agreement............................................................2
         2.3      Brokers' Fees...................................................................................3

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF LOGICRAFT.............................................................3
         3.1      Organization and Qualification..................................................................3
         3.2      Authority Relative to this Agreement............................................................3
         3.3      Capitalization..................................................................................4
         3.4      Financial Statements............................................................................4
         3.5      Subsidiaries....................................................................................4
         3.6      Absence of Undisclosed Liabilities..............................................................5
         3.7      No Material Adverse Changes.....................................................................5
         3.8      Absence of Certain Developments.................................................................5
         3.9      Title to Properties.............................................................................7
         3.10     Environmental Matters...........................................................................8
         3.11     Accounts Receivable.............................................................................9
         3.12     Tax Matters.....................................................................................9
         3.13     Contracts and Commitments......................................................................10
         3.14     Restrictions on Business Activities............................................................11
         3.15     Intellectual Property..........................................................................11
         3.16     Litigation.....................................................................................13
         3.17     Broker's Fees..................................................................................13
         3.18     Employment.....................................................................................13
         3.19     Employee Benefit Plans.........................................................................13
         3.20     Insurance......................................................................................14
         3.21     Affiliate Transactions.........................................................................15
         3.22     Compliance with Laws; Permits; Certain Operations..............................................15
         3.23     Suppliers......................................................................................15
         3.24     Customers......................................................................................15
         3.25     Warranties; Indemnities........................................................................15
         3.26     Officers and Directors; Bank Accounts..........................................................16
                                        i

         3.27     Minute Books...................................................................................16
         3.28     Disclosure.....................................................................................16

ARTICLE 4 ADDITIONAL REPRESENTATIONS AND WARRANTIES
         OF THE SHAREHOLDERS ....................................................................................16
         4.1      Authority......................................................................................16
         4.2      Stock Ownership................................................................................17

ARTICLE 5 COVENANTS NOT TO COMPETE...............................................................................17
         5.1      IHS Covenant Not to Compete....................................................................17
         5.2      Ross Covenant Not to Compete...................................................................18
         5.3      Reasonableness of Scope; Remedies..............................................................19
         5.4      Extension During Breach........................................................................19

ARTICLE 6 ADDITIONAL AGREEMENTS..................................................................................19
         6.1      Pay Off of Intercompany Debt...................................................................19
         6.2      Audited Financial Statements...................................................................19
         6.3      H+H Buy Out....................................................................................19
         6.4      Thomasmeyer Severance..........................................................................19
         6.5      Expenses.......................................................................................20
         6.6      Additional Agreements..........................................................................20
         6.7      Employee Benefits..............................................................................20

ARTICLE 7 DELIVERIES AT CLOSING..................................................................................21
         7.1      Deliveries by Microtest........................................................................21
         7.2      Deliveries of Logicraft and the Shareholders...................................................21

ARTICLE 8 INDEMNITIES............................................................................................22
         8.1      Survival of  Representations and Warranties....................................................22
         8.2      The Shareholders' Agreement to Indemnify.......................................................23
         8.3      Microtest's Agreement to Indemnify.............................................................23
         8.4      Notice of Claim................................................................................23
         8.5      Certain Limitations............................................................................24
         8.6      Securityholder Agent of the Shareholders; Power of Attorney....................................24

ARTICLE 9 GENERAL PROVISIONS.....................................................................................25
         9.1      Notices........................................................................................25
         9.2      Interpretation.................................................................................26
         9.3      Amendment......................................................................................26
         9.4      Severability; Reformation......................................................................26
         9.5      Attorneys' Fees................................................................................26
         9.6      Miscellaneous..................................................................................27
         9.7      Best Knowledge of Logicraft....................................................................27

                               INDEX OF SCHEDULES

Schedule 1.2               Payments to Shareholders
Schedule 3.1               Qualification to do Business
Schedule 3.2               Restriction on Logicraft's Authority
Schedule 3.3               Shareholders
Schedule 3.4               Deviations from GAAP
Schedule 3.5               Logicraft Subsidiaries
Schedule 3.6               Undisclosed Liabilities
Schedule 3.7               No Material Adverse Changes - Logicraft
Schedule 3.8               Certain Developments
Schedule 3.9               Liens, Leased Real Property, Equipment Leases and Violations
Schedule 3.10              Environmental Matters
Schedule 3.11              Accounts Receivable
Schedule 3.12              Inventory
Schedule 3.13              Tax Returns
Schedule 3.14              Contracts and Commitments
Schedule 3.15              Restrictions on Business Activities
Schedule 3.16              Intellectual Property Rights, Logicraft Licenses and Third-Party Licenses
Schedule 3.17              Litigation
Schedule 3.19              Employment
Schedule 3.20              Employee Benefit Plans
Schedule 3.21              Insurance
Schedule 3.22              Affiliate Transactions
Schedule 3.23              Claims and Permits
Schedule 3.24              Suppliers
Schedule 3.25              Customers
Schedule 3.26              Warranties and Indemnities
Schedule 3.27              Officers and Directors and Bank Accounts
Schedule 6.1               Intercompany Debt
Schedule 6.7               Participants in TBG Retirement Plan
Schedule 7.2(k)            Forms UCC-1 to be Terminated
Schedule 8.2               Scheduled Contingencies

                     AGREEMENT OF PURCHASE AND SALE OF STOCK
                     ---------------------------------------

         This AGREEMENT OF PURCHASE AND SALE OF STOCK (the "Agreement") is made as of December 17, 1996 by and among MICROTEST, INC., a Delaware corporation
("Microtest"),  LOGICRAFT  INFORMATION  SYSTEMS,  INC.,  a Delaware  corporation
("Logicraft"),  INFORMATION  HANDLING  SERVICES,  INC.,  a Delaware  corporation
("IHS") and KENNETH ROSS ("Ross") as attorney-in-fact for the Class B Shareholders of Logicraft identified on Schedule 1.2 hereof (collectively, the "Class B Shareholders" and together with IHS, the "Shareholders").

                                    RECITALS

         A. The Shareholders are the owners of an aggregate of 10,000,000 shares of common stock, $.0001 par value per share, of Logicraft with IHS owning 6,900,000 shares of Class A Common Stock and the Class B Shareholders owning
3,100,000  shares  of  Class B  Common  Stock  (collectively  "Logicraft  Common
Stock").

         B. Microtest desires to purchase from the Shareholders and the Shareholders desire to sell to Microtest the Logicraft Common Stock on the terms and conditions set forth herein.

         NOW, THEREFORE, the parties agree as follows:

                                    ARTICLE 1
                           PURCHASE AND SALE OF STOCK

         1.1 Purchase and Sale of Shares. Subject to the terms and conditions set forth herein, the Shareholders hereby sell, transfer, convey, assign, and deliver the Logicraft Common Stock to Microtest and Microtest hereby acquires, purchases, and accepts the Logicraft Common Stock from the Shareholders.

         1.2 Purchase Price. The total purchase price for the Logicraft Common Stock is $12,517,280 (the "Purchase Price"), receipt of which is hereby acknowledged by the Shareholders. Schedule 1.2 sets forth a list of the Class B Shareholders and the respective amounts paid to IHS and to Ross as attorney-in-fact for the Class B Shareholders.

         1.3 Guaranty of Certain Accounts Receivable. The Shareholders hereby guaranty the collectability of all accounts receivable of Logicraft as of the date hereof that (i) are subject to product returns by Logicraft's customers ("Return Receivables") or (ii) have been referred for or are currently in collection ("Collection Receivables"); provided, however, that the Shareholders' maximum liability with respect to such guaranty of the Return Receivables and Collection Receivables shall be $105,000 in the aggregate and $20,000 in the aggregate, respectively. Subject to the foregoing limitations, the Shareholders shall pay to Microtest an amount equal to all Return Receivables and Collection Receivables not collected within one hundred and twenty (120) days following the date hereof. Microtest shall assign to the Shareholders all accounts receivable upon which any such payment is made and the Shareholders may collect for their own account all such assigned accounts receivable; provided, however, that the Shareholders' collection efforts in respect of such assigned accounts receivable shall comply with all applicable federal, state and local laws, rules and regulations and shall not interfere with or adversely affect any business relationships of Logicraft. Microtest shall forward to the Shareholders any amounts that it receives on Returned Receivables or Collection Receivables after they have been assigned to the Shareholders.

         1.4 Ross as Attorney-in-Fact. Ross hereby represents and warrants to Microtest that he has been duly authorized and appointed to act as attorney-in-fact for and on behalf of the Class B Shareholders and has full and complete power and authority to enter into this Agreement on behalf of the Class B Shareholders and to carry out on their behalf their respective obligations hereunder, including without limitation the obligations under Article 8.


                                    ARTICLE 2
                   REPRESENTATIONS AND WARRANTIES OF MICROTEST

         Microtest hereby represents and warrants to the Shareholders as of the date hereof each of the following:

         2.1 Organization and Qualification. Microtest is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted in every jurisdiction where the failure to do so would have a material adverse effect on its business, properties or ability to conduct the business currently conducted by it.

         2.2 Authority Relative to this Agreement. Microtest has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Microtest and the consummation by Microtest of the transactions contemplated hereby have been duly authorized by Microtest, and no other corporate proceedings on the part of Microtest are necessary to authorize this Agreement and such transactions. This Agreement has been duly executed and delivered by Microtest and constitutes a valid and binding obligation of Microtest, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity. Microtest is not subject to, or obligated under, any provision of (a) its Certificate of Incorporation or Bylaws, (b) any material agreement, arrangement or understanding, (c) any material license, franchise or permit or (d) any law, regulation, order, judgment or decree, which would be breached, or violated, or in respect of which a right of termination or acceleration would arise or any encumbrance on any of its or any of its subsidiaries' material assets would be created, by its execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated herein. Except for such filings to be made pursuant to federal or state securities laws, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Microtest for the consummation by Microtest of the transactions contemplated by this Agreement.

         2.3 Brokers' Fees. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Microtest.

                                    ARTICLE 3
                   REPRESENTATIONS AND WARRANTIES OF LOGICRAFT

         Logicraft hereby represents and warrants to Microtest as of the date hereof each of the following:

         3.1 Organization and Qualification. Logicraft is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted. The copies of Logicraft's Certificate of Incorporation and Bylaws which have been furnished by Logicraft to Microtest prior to the date of this Agreement are correct and complete and reflect all amendments made thereto. Logicraft is duly qualified to do business in every jurisdiction where the failure to be so qualified would have a material adverse effect on its business, properties or ability to conduct the business currently conducted by it. Schedule 3.1 lists each jurisdiction in which Logicraft is qualified to do business.

         3.2 Authority Relative to this Agreement. Logicraft has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Logicraft and the consummation by Logicraft of the transactions contemplated hereby have been duly authorized by the Board of Directors of Logicraft and have been duly approved by or on behalf of all of the shareholders of Logicraft, and no other corporate proceedings on the part of Logicraft are necessary to authorize this Agreement and such transactions. This Agreement has been duly executed and delivered by Logicraft and constitutes a valid and binding obligation of Logicraft, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity. Except as set forth in Schedule 3.2 hereto, Logicraft is not subject to, or obligated under, any provision of (a) its Certificate of Incorporation or Bylaws, (b) any material agreement, arrangement or understanding, (c) any material license, franchise or permit or (d) any law, regulation, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration would arise or any encumbrance on any of its assets would be created, by its execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated hereby. No authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Logicraft for the consummation by Logicraft of the transactions contemplated by this Agreement.

         3.3 Capitalization. The authorized equity capitalization of Logicraft consists of 10,000,000 shares of Logicraft Common Stock, comprised of 6,900,000 shares of Class A Common Stock and 3,100,000 shares of Class B Common Stock. As of the date hereof, 10,000,000 shares of Logicraft Common Stock are issued and outstanding, all of which shares are validly issued, fully paid and nonassessable. All of the issued and outstanding shares of Logicraft Common Stock are owned by the Shareholders. Schedule 3.3 lists each shareholder of Logicraft and the number and class of shares of Logicraft Common Stock owned by each Shareholder. There are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating Logicraft to issue or sell any shares of capital stock of Logicraft or securities or obligations of any kind convertible into or exchangeable for any shares of capital stock of Logicraft or of any other corporation, nor are there any stock appreciation, phantom stock or similar rights outstanding based upon the book value or any other attribute of Logicraft. No holders of outstanding shares of Logicraft Common Stock are entitled to any preemptive or other similar rights. Upon consummation of the transactions contemplated herein, Microtest will own directly the entire equity interest in Logicraft, and there will be no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating Logicraft to issue or sell any shares of capital stock of Logicraft or any other corporation.

         3.4 Financial Statements. Except as set forth below and on Schedule 3.4, the unaudited financial statements of Logicraft for and as of the fiscal years ended November 30, 1996 and 1995 (the "Unaudited Financial Statements") have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved and fairly present the financial position of Logicraft as of the dates thereof and the results of its operations and cash flows for the periods then ended. Microtest agrees that it has been made aware that a substantial portion of the inventory of Logicraft is not realizable and that Logicraft's accounting for deferred maintenance revenues was not in accordance with GAAP. Anything in this Agreement to the contrary notwithstanding, Logicraft makes no representations or warranties with respect to inventory or to the accounting for deferred maintenance revenues.

         3.5 Subsidiaries. Except as set forth in Schedule 3.5 hereto, Logicraft does not have and has never had any Subsidiaries and does not otherwise own and has never otherwise owned any stock, partnership interest, joint venture interest, or any other security issued by or equity interest in any other corporation, organization or entity. Each of the Subsidiaries listed on Schedule
3.5 is duly organized, validly existing and in good standing under the laws the jurisdiction in which it was incorporated, and has the requisite corporate power and authority to own and operate its properties and to carry on its business as presently conducted. Each of the Subsidiaries is duly qualified to do business in and is in good standing in every jurisdiction where the failure to be so qualified would have a material adverse effect on Logicraft. For purposes of this Agreement, the term "Subsidiary" means any corporation of which securities having a majority of the ordinary voting power in electing directors are owned by Logicraft directly or through another Subsidiary.

         3.6 Absence of Undisclosed Liabilities. Logicraft does not have any obligations or liabilities (whether accrued, absolute, contingent, liquidated, unliquidated or otherwise, whether due or to become due and regardless of when asserted), except (a) obligations under contracts or commitments described in
Schedule 3.9, 3.14 or 3.16 hereto, or under contracts and commitments which are not required to be disclosed thereunder (but excluding any liabilities for breaches thereof which shall be set forth on Schedule 3.16 hereto), (b) liabilities reflected on the balance sheet of Logicraft as of November 30, 1996 (the "November 30, 1996 Balance Sheet") included in the Unaudited Financial
Statements, or (c) liabilities which have arisen in the ordinary course of business after the date of the November 30, 1996 Balance Sheet (none of which is an uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit), (d) liabilities disclosed on Schedule 3.6, or
(e) liabilities disclosed in this Agreement or on any Schedule to this Agreement.

         3.7 No Material Adverse Changes. Except as set forth in Schedule 3.7 hereto, since November 30, 1996, there has not been any material adverse change in the assets, financial condition, operating results, customer, employee, supplier, dealer or value-added reseller relations, or business condition of Logicraft.

         3.8  Absence of Certain  Developments.  Except as set forth in Schedule
3.8 hereto or except as contemplated in this Agreement, since November 30, 1996, Logicraft has not:

                  (a) changed its accounting methods or practices (including any change in depreciation or amortization policies or rates);

                  (b) redeemed or purchased,  directly or indirectly, any shares
         of  its  capital   stock,   or  declared  or  paid  any   dividends  or
         distributions with respect to any shares of its capital stock;

                  (c) issued or sold any equity securities of it, securities convertible into or exchangeable for equity securities of it, warrants, options or other rights to acquire equity securities of it, or bonds or other securities of it;

                  (d) borrowed any amount under existing lines of credit or otherwise or incurred or become subject to any indebtedness, except as reasonably necessary for the ordinary operation of Logicraft's business and in a manner and in amounts that are in keeping with the historical practice of Logicraft;

                  (e) discharged or satisfied any lien or encumbrance or paid any liability, other than current liabilities (or current installments due on intermediate or long-term liabilities) paid or satisfied in the ordinary course of business;

                  (f) mortgaged, pledged or subjected to any lien, charge or other encumbrance, any of the assets of Logicraft with a fair market value in excess of $5,000, except liens for current property taxes not yet due and payable;

                  (g) sold, assigned or transferred (including without limitation transfers to any employees, shareholders or affiliates of Logicraft) any tangible assets, except in the ordinary course of business, or canceled any debts or claims;

                  (h) revalued any of its assets;

                  (i) sold, assigned or transferred (including without limitation transfers to any employees, shareholders or affiliates of Logicraft) any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets, except in the ordinary course of business, or disclosed any proprietary or confidential information to any person other than Microtest;

                  (j) changed the pricing or royalties set or charged by Logicraft to its customers or licensees or in the pricing or royalties set or charged by persons who have licensed Intellectual Property (as defined in Section 3.16) to Logicraft.

                  (k) suffered any extraordinary loss or canceled, waived or compromised any right, claim or debt with a value in excess of $25,000, whether or not in the ordinary course of business or consistent with past practice, including any write-off or compromise of any account receivable;

                  (l) taken any other action or entered into any other transaction other than in the ordinary course of business and in accordance with past custom and practice, or entered into any transaction with any Insider (as defined in Section 3.22);

                  (m) suffered any theft, damage, destruction or loss of or to any material property or properties owned or used by it, whether or not covered by insurance;

                  (n) increased the annualized level of compensation of or granted any extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant, or increased, terminated, or amended or otherwise modified any plans for the benefit of employees, except in the ordinary course of business and consistent with historical adjustments to such compensation and benefits;

                  (o) made any capital expenditures or commitments therefor that aggregate in excess of $25,000;

                  (p)   engaged  or  agreed  to  engage  in  any   extraordinary
         transactions or distributions;

                  (q) entered into any contract, written or oral, that involves consideration or performance by Logicraft of a value exceeding $25,000 or a term exceeding six months, other than in the ordinary course of business;

                  (r) made any loans or advances to, or guarantees for the benefit of, any persons; or

                  (s) made charitable contributions or pledges which in the aggregate exceed $1,000.

         3.9 Title to Properties.

                  (a) Logicraft owns good and marketable title to the properties and assets reflected on the November 30, 1996 Balance Sheet or acquired since the date thereof, free and clear of all liens and encumbrances, except for (A) liens for current property taxes not yet due and payable, (B) mechanics', carriers', landlords', vendors' or similar liens arising in the ordinary course of business and securing amounts which are not delinquent, (C) liens set forth under the caption "Liens" in Schedule 3.9 hereto, (D) the properties subject to the leases set forth under the caption "Leases" in Schedule 3.9 hereto, and (E) assets disposed of since November 30, 1996 in the ordinary course of business.

                  (b) (i) Logicraft does not own any real estate; (ii) the properties subject to the leases described under the caption "Leases" in Schedule 3.9 hereto constitute all of the real estate used or occupied by Logicraft (the "Real Estate") and (ii) the Real Estate has access, sufficient for the conduct of Logicraft's business as currently conducted, to public roads and to all utilities used in the operations of Logicraft.

                  (c)  The  leases  described  under  the  caption  "Leases"  in
         Schedule 3.9 are in full force and effect, and Logicraft has a valid and existing leasehold interest under each such lease for the term set forth therein. Logicraft has made available to Microtest complete and accurate copies of each of the leases described under such caption and none of such leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies made available to Microtest. Logicraft is not in default, and no event has occurred which with notice or the passage of time would constitute a default, under any of such leases, nor to the best knowledge of Logicraft is any other party to any of such leases in default.

                  (d) All of the buildings (to the extent Logicraft is responsible for the condition thereof), machinery, equipment and other tangible assets necessary for the conduct of Logicraft's business as currently conducted are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. Logicraft owns, or leases under valid leases, all buildings, machinery, equipment and other tangible assets necessary for the conduct of its business as currently conducted. Logicraft has made available to Microtest complete and accurate copies of all equipment leases and such leases are described under the caption "Equipment Leases" in Schedule
         3.9. None of such equipment leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies made available to Microtest. Logicraft is not in default, and no event has occurred which with notice or the passage of time would constitute a default, under any of such equipment leases, nor to the best knowledge of Logicraft is any other party to any of such equipment leases in default.

                  (e) Logicraft is not in violation of any applicable zoning ordinance or other law, regulation or requirement relating to the operation of any properties used in the operation of its business, including without limitation applicable environmental protection and occupational health and safety laws and regulations, and, except as set forth under the caption "Violations" in Schedule 3.9, Logicraft has not received any notice of any such violation, or of the existence of any condemnation proceeding with respect to any properties owned or leased by Logicraft. Logicraft has not received, nor is aware of, any notification, restrictions or stipulations from any federal, state, county, municipality or other governmental authority requiring any work to be done on the Real Estate or threatening the use of the Real Estate.

         3.10 Environmental Matters. Except as set forth in Schedule 3.10 hereto, Logicraft (i) has obtained all applicable permits, licenses and other authorizations (each of which are listed under the caption "Authorizations" on
Schedule 3.10 hereto) which are required under federal, state or local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by Logicraft (or its agents); (ii) is in compliance with all terms and conditions of any required permits, licenses and authorizations, and with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; (iii) is not aware of nor has it received notice of any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from Logicraft's (or any of its agent's) manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, or release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste; and (iv) has taken all actions necessary under applicable requirements of such federal, state or local laws, rules or regulations to register any products or materials required to be registered by Logicraft (or any of its agents) thereunder.

         3.11 Accounts Receivable. Logicraft's notes and accounts receivable recorded on the November 30, 1996 Balance Sheet and those arising since the date thereof have arisen in bona fide transactions in the ordinary course of Logicraft's business. Anything in this Agreement notwithstanding, except for the guaranty of certain accounts receivable up to a maximum of $125,000 in the aggregate as set forth in Section 1.3 Logicraft makes no representations or warranties with respect to the accounts receivable of Logicraft.

         3.12  Tax  Matters.  Except  as set  forth  in  Schedule  3.12  hereto,
Logicraft has filed all federal, foreign, state, county and local income, excise, property, sales and other returns, statements, forms and reports for Taxes (as hereinafter defined) ("Returns") which are required to be filed by it, and all such Returns are true and correct; all Taxes due and payable (whether or not shown on any Return) by Logicraft have been paid; Logicraft's provisions for Taxes on the balance sheets included in the Unaudited Financial Statements are sufficient for all accrued and unpaid Taxes as of the dates of such balance sheets; Logicraft has paid all Taxes due and payable by it or which it is obligated to withhold from amounts owing to any employee, creditor, or third party; Logicraft has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency; the assessment of any additional Taxes relating to Logicraft for periods for which returns have been filed is not expected; and Logicraft has not received notice of any unresolved questions or claims concerning the liability of Logicraft for Taxes. "Taxes" means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding, and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity. Logicraft has not filed any consent agreement under or made an election under ss.341(f) of the Internal Revenue Code of 1986, as amended (the "Code") or agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as defined in Section 341(f)(4) of the Code) owned by Logicraft. Logicraft (i) is not a member of an affiliated group filing a consolidated federal income tax return (except with respect to which it is the parent corporation), and (ii) does not have any liability for Taxes of any person (other than Logicraft) under Treasury Regulation ss. 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor by contract or otherwise. Logicraft is not a party to a tax sharing or allocation agreement nor does Logicraft owe nor is Logicraft due any amount under any such agreement. Logicraft is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any payments that, either in whole or in part, would be nondeductible under Sections 280G or 162 of the Code. Logicraft has not been a "United States real property holding corporation" (within the meaning of Section 897(c)(2) of the Code) at any time within the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. For purposes of this Section 3.13, all references to "Logicraft" shall mean and include Logicraft, the affiliated group within the meaning of Section 1504(a)(1) of the Code with respect to which Logicraft was a member and all other members of such affiliated group that filed a consolidated Return.

         3.13 Contracts and Commitments.

                  (a) Except as set forth in Schedule 3.13 hereto, under the captions "Leases" and "Equipment Leases" in Schedule 3.9 hereto, or under the captions "Third-Party Licenses" and "Third-Party Licenses" in
         Schedule 3.15 hereto, Logicraft is not a party to any: (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement, or other form of deferred compensation plan; (iii) medical, health or hospitalization insurance or similar plan or practice, whether formal or informal; (iv) contract for the employment of any officer, individual employee, or other person on a full-time or consulting basis or relative to severance pay or change-in-control benefits for any such person; (v) agreement or indenture relating to the borrowing of money in excess of $50,000 or to mortgaging, pledging or otherwise placing a lien on any of the assets of Logicraft; (vi) guaranty of any obligation for borrowed money or otherwise, other than endorsements made for collection; (vii) lease or agreement under which it is lessor of, or permits any third party to hold or operate, any property, real or personal; (viii) contract or group of related contracts with the same party for the purchase by Logicraft of products or services, under which the undelivered balance of such products and services has a purchase price in excess of $50,000; (ix) contract or group of related contracts with the same party for the sale by Logicraft of products or services under which the undelivered balance of such products or services has a sales price in excess of $50,000; (x) contract relating to the distribution of Logicraft's products; (xi) franchise agreement; or (xii) other agreement material to Logicraft's business or not entered into in the ordinary course of business.

                  (b) Prior to the date of this Agreement, Logicraft has made available to Microtest a true and correct copy of each written contract or commitment, and a written description of each oral contract or commitment, referred to in Schedule 3.14, together with all amendments, waivers or other changes thereto.

                  (c) Except as specifically  disclosed in Schedule 3.13 hereto,
         (i) since the date of the November 30, 1996 Balance Sheet, no customer or supplier has indicated that it will stop or decrease the rate of business done with Logicraft, except for changes in the ordinary course of Logicraft's business; (ii) Logicraft has performed the obligations required to be performed by it in connection with the contracts or commitments and Logicraft has not been advised of or received any claim of default under any contract or commitment required to be disclosed under such caption; (iii) Logicraft has no present expectation or intention of not fully performing any obligation pursuant to any contract or commitment; and (iv) Logicraft has no knowledge of any breach by any other party to any contract or commitment.

         3.14  Restrictions  on  Business  Activities.  Except  as set  forth on
Schedule 3.14, there is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which Logicraft is a party or otherwise binding on Logicraft which has or reasonably could be expected to have the effect of prohibiting or restricting any business practice of Logicraft or Microtest, any acquisition of property (tangible or intangible) by Logicraft or Microtest or the conduct of business by Logicraft or Microtest, and Logicraft has not entered into any agreement under which Logicraft is, or Microtest will be, restricted from selling, licensing or otherwise distributing any of their products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

         3.15 Intellectual Property.

                  (a) Logicraft owns, or is licensed or otherwise possesses legally enforceable rights to use and, with respect to those its owns, enforce, all patents, trademarks, trade names, service marks, copyrights, and all applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form with respect to those Logicraft owns), trade secrets and tangible or intangible proprietary information or material that are used in the business of Logicraft as currently conducted or as proposed to be conducted by Logicraft ("Intellectual Property Rights").

                  (b) Schedule 3.15 under the caption "Registered Property Rights" sets forth a complete list of all patents, registered and unregistered trademarks (and any applications therefor), registered copyrights, maskworks, trade names and service marks, and any applications therefor, owned by Logicraft and included in Intellectual Property Rights, and specifies, where applicable, the jurisdictions in which each such Logicraft Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. Schedule
         3.15 under the caption "Third-Party Licenses" sets forth a complete list of all material licenses, sublicenses and other agreements as to which Logicraft is a party and pursuant to which Logicraft is authorized to use Intellectual Property Rights of any third parties (including object code end-user licenses granted to end-users in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same ("End-User Licenses")). Logicraft has furnished Microtest with a true and correct copy of each such Third-Party License. Schedule 3.15 under the caption "Logicraft Licenses" sets forth a complete list of all licenses, sublicenses and other agreements as to which Logicraft is a party and pursuant to which any other person is authorized to use Intellectual Property Rights of Logicraft (excluding End-User Licenses in connection with Logicraft products and services, correct copies of the forms of which have been made available to Microtest). Logicraft is not in violation of any license, sublicense or agreement described in under the captions "Logicraft Licenses" and "Third-Party Licenses" in
         Schedule 3.15.

                  (c) The execution and delivery of this Agreement by Logicraft, and the consummation of the transactions contemplated hereby will neither cause Logicraft to be in violation or default under any material license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. Except as set forth in Schedule 3.15, Logicraft is the sole and exclusive owner, with all right, title and interest in and to (free and clear of any liens or encumbrances), or is a non-exclusive licensee of, the Intellectual Property Rights, and is not contractually obligated to pay any compensation to any third party in respect thereof.

                  (d) No claims with respect to the Intellectual Property Rights have been asserted or, to the best knowledge of Logicraft, are threatened by any person nor are there any valid grounds for any bona fide claims with respect to Intellectual Property Rights owned by Logicraft or, to the best knowledge of Logicraft, Intellectual Property Rights licensed to or by Logicraft (i) to the effect that the manufacture, sale, licensing or use of any of the products of Logicraft as now manufactured, sold or licensed or used or products of Logicraft currently in development for manufacture, use, sale or licensing by Logicraft infringes on any copyright, patent, trade mark, service mark, trade secret or other proprietary right of any third party, (ii) against the use by Logicraft of any trademarks, service marks, trade names, trade secrets, copyrights, maskworks, patents, technology, know-how or computer software programs and applications used in Logicraft's business as currently conducted, or (iii) challenging the ownership, validity, effectiveness or enforceability of any Intellectual Property Rights. All registered trademarks, service marks and copyrights held by Logicraft are valid and subsisting. To the best knowledge of Logicraft, there is no material unauthorized use, infringement or misappropriation of any Intellectual Property Rights by any third party, including any employee or former employee of Logicraft. No

         Intellectual Property Right or product of Logicraft or any of its subsidiaries is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by Logicraft.

         3.16 Litigation. Except as set forth in Schedule 3.16 hereto, there are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of Logicraft, threatened against Logicraft, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. No governmental entity has at any time challenged or questioned the legal right of Logicraft to manufacture, offer or sell any of its products in the present manner or style thereof.

         3.17 Broker's Fees. Except for the fee that the Shareholders may pay to Bentley Hall Von Gehr International, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Logicraft or the Shareholders.

         3.18 Employment. Except as set forth on Schedule 3.18, to the best knowledge of Logicraft, no key executive employee of Logicraft and no group of Logicraft's other employees has any plans to terminate his, her or its employment. Logicraft has no material labor relations problems pending. Logicraft has complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes. Except as set forth on Schedule 3.18, there is no written or oral agreement, contract, arrangement or understanding that prevents Logicraft from terminating any employee, with or without cause, without liability or obligation other than those for salary and vacation accrued through the date of any such termination.

         3.19 Employee Benefit Plans.

                  (a) With respect to all employees and former employees of Logicraft, except as set forth in Schedule 3.19, Logicraft does not presently maintain, contribute to or have any liability (including current or potential multi-employer plan withdrawal liability under Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) under any (i) non-qualified deferred compensation or retirement plan or arrangement which is an "employee pension benefit plan" as such term is defined in Section 3(2) of ERISA, (ii) defined contribution retirement plan or arrangement designed to satisfy the requirements of section 401(a) of the Internal Revenue Code of 1986, as amended ("Code"), which is an employee pension benefit plan, (iii) defined benefit pension plan or arrangement designed to satisfy the requirements of section 401(a) of the Code, which is an employee pension benefit plan, (iv) "multi-employer plan" as such term is defined in Section 3(37) of ERISA, (v) unfunded or funded medical, health or life insurance plan or arrangement for present or future retirees or present or future terminated employees which is an "employee welfare benefit plan" as such term is defined in Section 3(1) of ERISA, except as required by section 4980B of the Code or sections 601 through 609 of ERISA, or (vi) any other employee welfare benefit plan.

                  (b) With respect to each of the employee benefit plans listed in Schedule 3.19, neither Logicraft nor any of its directors, officers, employees or any other "fiduciary", as such term is defined in Section 3(21) of ERISA, has any liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of such plans.

                  (c) With respect to each plan listed in Schedule 3.19: (i) Logicraft has performed in all material respects all obligations required to be performed by it under each such plan and each such plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, rules, and regulations, including but not limited to the Code and ERISA; (ii) there are no actions, suits or claims pending, or to the best knowledge of Logicraft threatened (other than routine claims for benefits) against any such plan; (iii) each such plan can be amended or terminated after the date hereof in accordance with its terms, without liability to Logicraft or Microtest; and (iv) there are no inquiries or proceedings pending or to the best knowledge of Logicraft threatened by the Internal Revenue Service or the Department of Labor with respect to any such plan.

                  (d) With respect to the insurance contracts or funding agreements which implement any of the employee benefit plans listed in
         Schedule 3.20, such insurance contracts or funding agreements are fully insured or the reserves under such contracts are sufficient to pay claims incurred.

                  (e) Each plan listed in Schedule 3.20 hereto that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to so qualify and each trust created thereunder has been determined by the Internal Revenue Service to be exempt from tax under Section 501(a) of the Code and nothing has occurred since the date of the most recent determination that would be reasonably likely to cause any such plan or trust to fail to qualify under Section 401(a) of the Code.

         3.20 Insurance. Schedule 3.20 hereto lists and briefly describes each insurance policy and fidelity bond maintained by Logicraft with respect to its properties, assets, employees and officers and directors of Logicraft and sets forth the date of expiration of each such insurance policy. All of such insurance policies are in full force and effect and Logicraft is not in default with respect to its obligations under any of such insurance policies. There is no claim of Logicraft pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Logicraft has no knowledge of any threatened termination of any of such policies. The insurance coverage of Logicraft is adequate for the conduct of its business as currently conducted.

         3.21 Affiliate Transactions.  Except as set forth herein or in Schedule
3.21 hereto, no officer, director or, to the best knowledge of Logicraft, shareholder of Logicraft or any member of the immediate family of any such officer, director or, to the best knowledge of Logicraft, shareholder, or, to the best knowledge of Logicraft, any entity in which any of such persons owns any beneficial interest (other than a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any of such persons) (collectively "Insiders"), has any agreement with Logicraft or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Logicraft. For purposes of the preceding sentence, the members of the immediate family of an officer, director or shareholder shall consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law of such officer, director or shareholder.

         3.22 Compliance with Laws; Permits; Certain Operations. Logicraft and its officers, directors, agents and employees have complied with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof which affect the business or any owned or leased properties of Logicraft and to which Logicraft may be subject, and no claims have been filed against Logicraft alleging a violation of any such law or regulation, except as set forth under the caption "Claims" in Schedule 3.22 hereto. Without limiting the generality of the foregoing, Logicraft has not violated, or received a notice or charge asserting any violation of, the Occupational Safety and Health Act of 1970, or any other state or federal acts (including rules and regulations thereunder) regulating or otherwise affecting employee health and safety. Logicraft has not given or agreed to give any money, gift or similar benefit (other than incidental gifts of articles of a small value) to any actual or potential customer, supplier, governmental employee or any other person in a position to assist or hinder Logicraft in connection with any actual or proposed transaction. Logicraft holds all permits, licenses, certificates and other authorizations of foreign, federal, state and local governmental agencies required for the conduct of its business as currently conducted, a list of which is set forth under the caption "Permits" in Schedule 3.22 hereto.

         3.23 Suppliers. Schedule 3.23 hereto lists the 10 largest suppliers of Logicraft for the fiscal year ended November 30, 1996, and sets forth opposite the name of each such supplier the approximate amount of aggregate payments made to such supplier.

         3.24 Customers. Schedule 3.24 hereto lists the 10 largest customers of Logicraft for the fiscal years ended November 30, 1996 and 1995, and sets forth opposite the name of each such customer the approximate percentage of net sales attributable to such customer.

         3.25 Warranties; Indemnities. Schedule 3.25 sets forth a summary of Logicraft's warranties and indemnities relating to products currently sold or services currently rendered by

Logicraft, and no warranty or indemnity has been given by Logicraft with respect to such products and services which differs therefrom in any material respect. Products currently sold by Logicraft perform in all material respects in accordance with the warranties and published specifications for such products. The value of parts issued by Logicraft in satisfying warranty claims during each of fiscal 1995 and 1996 did not exceed one percent (1%) of Logicraft's sales in each of fiscal 1995 or 1996, respectively, nor has the value of such parts so issued by Logicraft during the 1996 calendar year through the date hereof exceeded one percent (1%) of Logicraft's sales during that same period.

         3.26 Officers and Directors; Bank Accounts. Schedule 3.26 hereto lists all officers and directors of Logicraft and all of Logicraft's bank accounts (designating each authorized signer).

         3.27 Minute Books. The minute books of Logicraft made available to counsel for Microtest are the only minute books of Logicraft and contain minutes of all meetings of directors (or committees thereof) and shareholders or actions by written consent since the time of incorporation of Logicraft.

         3.28 Disclosure. Neither this Agreement nor any of the schedules or exhibits hereto contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.


                                    ARTICLE 4
                    ADDITIONAL REPRESENTATIONS AND WARRANTIES
                               OF THE SHAREHOLDERS

         Each Shareholder hereby represents and warrants to Microtest as of the date hereof each of the following:

         4.1 Authority. The Shareholder has full and complete power and authority to enter into this Agreement and to carry out his, her or its obligations hereunder. This Agreement has been duly executed by or on behalf of the Shareholder and constitutes a valid and binding obligation of the
Shareholder, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity. The Shareholder is not subject to, or obligated under, any agreement, arrangement or understanding, or any law, regulation, order, judgment or decree, that would be breached or violated, or in respect of which a right of termination or acceleration would arise or any encumbrance on any of the Logicraft Common Stock would be created, by his, her or its execution, delivery and performance of this Agreement and the consummation by the Shareholder of the transactions contemplated hereby.

No authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of the Shareholders for the consummation by them, him, her or it of the transactions contemplated by this Agreement.

         4.2 Stock Ownership. The Shareholder is the legal and beneficial owner of the issued and outstanding shares of Logicraft Common Stock listed on
Schedule 3.3, free and clear of all restrictions, liens and encumbrances other than those imposed hereunder and other than restrictions on transfer under applicable securities laws and the Shareholders' Agreement dated April 30, 1995 (the "Shareholders' Agreement"). The Shareholders' Agreement shall terminate upon the consummation of the transactions contemplated by this Agreement.


                                    ARTICLE 5
                            COVENANTS NOT TO COMPETE

         5.1 IHS Covenant Not to Compete. In consideration of the payment of the Purchase Price and as an inducement to Microtest to enter into this Agreement, IHS hereby covenants and agrees that it will not for a period of five (5) years after the date hereof:

                  (a) Engage, directly or indirectly, for its own benefit in or for, with or through any other individual, firm, corporation, limited liability company, partnership or other entity (a "Business"), whether acting in an individual, corporate, fiduciary or other capacity, own, manage, operate, control, invest in (except as a 5% or less shareholder of a public company), loan money to, or participate or assist in the ownership, management, operation or control of, or act as a consultant or advisor with respect to Competitive Products or Technologies (as defined below) to, any Business within the United States of America or any other country in which Microtest or Logicraft conducts business during the term hereof, that is engaged in developing or manufacturing any products or technologies competitive with products or technologies of Microtest or Logicraft during the term hereof that enable Businesses to access CD-ROM databases over computer networks ("Competitive Products or Technologies"); provided, however, that:

                           (i) IHS has developed and licensed, and in the future
                  may develop and license, products and technologies that provide client/server and Internet/Intranet access to CD-ROM databases published and/or distributed by IHS and internal data of IHS' customers. IHS shall have the right without restriction to continue to develop, manufacture, sell, market, promote, license and distribute such products and technologies as they may relate to databases published and/or distributed by IHS and internal data of IHS' customers.

                           (ii) IHS shall  not be  limited  in the  application,
                  use, sale, marketing, promotion, licensing and distribution of commercially available operating systems, such as, for example, Windows NT, that incorporate Competitive Products or Technologies.

                           (iii)  Nothing  herein  shall be deemed  to  restrict
                  customers, suppliers and agents of IHS from developing or manufacturing Competitive Products or Technologies, provided that they do so without the assistance or use of any information of IHS, or any Business that, directly or indirectly, controls, is controlled by or is under common control with IHS, with respect to the development or manufacturing of Competitive Products or Technologies.

                  (b) Either alone or in conjunction with any other person or entity, directly or indirectly, go into business with any Company Employee (as hereinafter defined) or solicit, induce, or recruit any Company Employee to leave the employ of Microtest or Logicraft. For the purpose of this Agreement, Company Employee means (a) any employee of Microtest or Logicraft; or (b) any former employee of Microtest or Logicraft whose employment with Microtest or Logicraft ceased less than twelve (12) months before the date of such co-venturing, solicitation, inducement, or recruitment.

         5.2 Ross Covenant Not to Compete. In consideration of the payment of the Purchase Price and as an inducement to Microtest to enter into this Agreement, Ross hereby covenants and agrees that he will not for a period of two
(2) years after the date hereof:

                  (a) Engage, directly or indirectly, for his own benefit in or for, with or through any other Business, whether acting in an individual, corporate, fiduciary or other capacity, own, manage, operate, control, advise, invest in (except as a 5% or less shareholder of a public company), loan money to, or participate or assist in the ownership, management, operation or control of, or act as a partner, member, consultant, advisor, creditor, agent, contractor or otherwise with, or acquiesce in the use of his name by, any Business within the United States of America or any other country in which Microtest or Logicraft conducts business during the term hereof, whose principal business is, or one of whose principal businesses is, developing, manufacturing, selling, marketing, promoting, licensing or distributing any Competitive Products or Technologies.

                  (b) Either alone or in conjunction with any other person or entity, directly or indirectly, go into business with any Company Employee or solicit, induce, or recruit any Company Employee to leave the employ of Microtest or Logicraft.

         5.3 Reasonableness of Scope; Remedies. IHS and Ross each agrees and acknowledges that the restrictive covenants set forth in Sections 5.1 and 5.2, respectively, are reasonably necessary to protect Microtest's and Logicraft's legitimate business interests and are valid in duration, geographical territory, and all other respects. IHS and Ross each further acknowledges and agrees that a breach by them of the provisions of Section 5.1 or 5.2, respectively, will cause Microtest and/or Logicraft irreparable injury and damage that cannot be reasonably or adequately compensated by damages at law. IHS and Ross each expressly agrees that Microtest and/or Logicraft shall be entitled, without posting any bond, to injunctive or other equitable relief to prevent a threatened breach, breach or continued breach of any of the provisions of
Section 5.1 or 5.2, as applicable, in addition to any other remedies legally available to them.

         5.4 Extension During Breach. IHS and Ross each agrees that the duration of the restrictive covenants set forth in Sections 5.1 and 5.2, respectively, shall be extended with respect to the breaching party for a period equal to the duration of any breach of Section 5.1 or 5.2, as applicable.


                                    ARTICLE 6
                              ADDITIONAL AGREEMENTS

         6.1 Pay Off of Intercompany Debt. Schedule 6.1 hereto identifies all indebtedness owed by Logicraft to IHS (the "Intercompany Debt") in the aggregate amount of $4,482,720. Immediately following the closing of the transactions contemplated hereby, Microtest shall pay or cause Logicraft to pay IHS an amount equal to the Intercompany Debt and IHS shall release all security interests, liens and other encumbrances securing the Intercompany Debt.

         6.2 Audited Financial Statements. The Shareholders shall cooperate with Deloitte & Touche LLP ("D&T") in its audit of the financial statements of Logicraft for the fiscal year ended November 30, 1996 (the "Audited Financial Statements"). Microtest shall bear and be responsible for all accounting fees and expenses incurred in connection with D&T's audit.

         6.3 H+H Buy Out. Microtest shall bear and be responsible for all expenses incurred in connection with purchasing Harry Stopler's five percent (5%) equity interest and Christian Heimisch's fifteen percent (15%) equity interest in H+H Zentrum Fur Rechnerkommunikation GmbH.

         6.4 Thomasmeyer Severance. Microtest shall pay for severance benefits afforded to William Thomasmeyer ("Thomasmeyer") upon termination of his employment in accordance with Logicraft's standard severance policy (i.e., salary and medical, dental and vision benefits for a period of six (6) months). The Shareholders shall bear and be responsible for all other Losses (as defined in Section 8.2), other than Losses resulting from agreements or commitments made by Microtest after the date hereof, incurred in connection with or arising out of the termination of

Thomasmeyer's employment, including, without limitation, any and all Losses resulting from any and all claims asserted by Thomasmeyer against Logicraft or IHS.

         6.5 Expenses. Except as otherwise provided in Section 6.2, the Shareholders on one hand and Microtest on the other shall bear his, her or its own legal and accounting fees and other expenses incurred in connection with this Agreement and the transactions contemplated hereby.

         6.6 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. Subsequent to the date hereof, the Shareholders on one hand and Microtest and Logicraft on the other shall make available to the other books, records and other information reasonably necessary in connection with prosecuting or defending any claims brought by the other party pursuant to Article 8.

         6.7 Employee Benefits.

                  (a) IHS will continue the plans providing medical, dental and vision coverage to Logicraft employees on the date hereof through December 31, 1996. Microtest will reimburse IHS for the pro rata portion of the premiums for such coverages. Microtest will provide medical, dental and vision coverage to those Logicraft employees employed by Microtest on January 1, 1997 under applicable Microtest plans. Coverage for Logicraft employees under all other IHS insurance plans, including life and ad&d shall cease on the date hereof.

                  (b) Employees of Logicraft have been eligible to participate in the TBG Thrift Plan. On the date hereof, IHS shall fully vest the account balances in the TBG Thrift Plan held on behalf of employees of Logicraft. No employee or company contribution under the TBG Thrift Plan may be made after the date hereof on behalf of Logicraft employees. IHS shall take all actions needed, including, without limitation, adoption of any amendment to the TBG Thrift Plan, if necessary, to cause the trustee of the TBG Thrift Plan to distribute all account balances to Logicraft employees in accordance with applicable law as soon as practicable after the date hereof. IHS and Microtest shall cooperate with each other with respect to communications to Logicraft employees regarding the distribution of account balances from the TBG Thrift Plan.

                  (c) The employees identified in Schedule 6.7 have been maintained on the payroll of IHS and participate in the TBG Inc.
         Salaried Employees Retirement Plan (the "Retirement Plan"). IHS shall retain the liability and assets for the pension benefits accrued through the date hereof by such individuals and Microtest shall have no liability to pay benefits under such plan to any former employee of

         Logicraft. Distribution to such individuals of his or her pension benefit accrued under the Retirement Plan through the date hereof shall be made by IHS in accordance with the terms of the Retirement Plan.

                  (d) IHS shall be responsible for providing COBRA coverage to any Logicraft employee who is not employed by Microtest on January 1, 1997.


                                    ARTICLE 7
                              DELIVERIES AT CLOSING

         7.1 Deliveries by Microtest. Microtest hereby delivers to Logicraft and the Shareholders the following documents:

                  (a) (i) a copy of the text of the resolutions by which the corporate action on the part of Microtest necessary to approve this Agreement and the transactions contemplated herein were taken and (ii) a certificate executed on behalf of Microtest by its corporate secretary or one of its assistant corporate secretaries certifying to Logicraft, in each case, that such copy is a true, correct and complete copy of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded;

                  (b)  an  opinion   addressed  to  IHS  and  Kenneth  Ross,  as
         attorney-in-fact for the Class B Shareholders, from Snell & Wilmer L.L.P.; and

                  (c) a three-year International Distribution Agreement executed by Microtest.

         7.2 Deliveries of Logicraft and the Shareholders. Logicraft and the Shareholders hereby deliver to Microtest the following:

                  (a) (i) a copy of the text of the resolutions by which the corporate action on the part of Logicraft and IHS necessary to approve this Agreement and the transactions contemplated herein were taken and by which Richard G. Meise and Richard R. Douglas were elected Chairman of the Board, Chief Executive Officer and President and Chief Financial Officer, Treasurer and Secretary, respectively; and (ii) certificates executed on behalf of Logicraft and IHS certifying to Microtest that such copy is a true, correct and complete copy of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded;

                  (b) an opinion letter addressed to Microtest from Stephen Green on behalf of IHS;

                  (c) an opinion letter addressed to Microtest from Coblentz, Cahen, McCabe & Breyer, LLP on behalf of the Class B Shareholders;

                  (d) a three-year International Distribution Agreement executed by IHS;

                  (e) a long form tax and good standing certificate for Logicraft and Logicraft Information Systems Europe Corporation ("Logicraft Europe") from the State of Delaware dated as of the date immediately prior to the date hereof, which includes copies of the Certificate of Incorporation of Logicraft and Logicraft
         Europe and all amendments thereto;

                  (f) good standing certificates or foreign qualifications for Logicraft and Logicraft Europe, as applicable, dated as of the date immediately prior to the date hereof from each of the jurisdictions listed on Schedule 3.1;

                  (g) stock certificates representing the shares of Logicraft Common Stock owned by the Shareholders marked cancelled and assignments separate from such certificates to effectuate the transfer of the shares represented by the certificates to Microtest;

                  (h) stock certificates representing the shares of Logicraft Common Stock owned by Microtest upon consummation of the transactions contemplated by this Agreement;

                  (i) written resignations of all current officers and directors of Logicraft;

                  (j) the original corporate minute books and records of Logicraft, including the stock ledger of Logicraft;

                  (k) evidence that all actions necessary to make the persons identified by Microtest the sole signatories on all of Logicraft's bank accounts have been taken; and

                  (l)  evidence of  termination  of the Forms UCC-1 set forth on
         Schedule 7.2(k).


                                    ARTICLE 8
                                   INDEMNITIES

         8.1 Survival of Representations and Warranties. All representations and warranties made by Microtest, Logicraft and the Shareholders in this Agreement shall survive for a period of one (1) year after the date hereof and no claim for any breach thereof may be made unless notice thereof is given to the other party prior to such date; provided, however, that the agreements, representations and warranties of Logicraft and the Shareholders made pursuant to Sections 3.2, 3.3, 3.9(a), 3.10, 3.12, 3.15(a), the first sentence of 3.15(b), 4.1 and 4.2 of this Agreement shall survive until all applicable statutory limitation periods have expired, taking into account any extensions of such periods, and provided further, that, notwithstanding the above 1-year limitation on survival, the limitation on survival with respect to any breach of this Agreement resulting from fraud shall be three (3) years after the date hereof.

         8.2 The Shareholders' Agreement to Indemnify. The Shareholders hereby agree to indemnify and hold harmless Microtest and its directors, officers, employees and agents from and against all proceedings, judgments, decrees, demands, claims, actions, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees and costs and costs of investigation (collectively referred to as "Losses") asserted against or incurred by Microtest or its directors, officers, employees or agents resulting from (a) a breach of any covenant, agreement, representation or warranty of Logicraft or the Shareholders contained in this Agreement (including without limitation those set forth in Sections 1.3 and those of Ross set forth in
Section 1.4) or the exhibits or schedules hereto; and (b) any matter identified in Schedule 8.2 hereto ("Scheduled Contingencies"). Each of the Shareholders shall be liable for his, her or its pro rata portion of any Losses recoverable by Microtest hereunder; provided, however, that Microtest shall be entitled to recover any and all Losses directly from IHS and IHS then shall be entitled to seek contribution from the Class B Shareholders.

         8.3 Microtest's Agreement to Indemnify. Microtest hereby agrees to indemnify and hold harmless the Shareholders and their respective directors, officers, employees and agents from and against all Losses asserted against or incurred by the Shareholders or their respective directors, officers, employees and agents resulting from a breach of any covenant, agreement, representation or warranty of Microtest contained in this Agreement or the exhibits or schedules hereto.

         8.4 Notice of Claim. Any party who has a claim which would give rise to liability pursuant to this Article 8 shall give notice to the other party of such claim, together with a reasonable description thereof. With respect to any claim by a third party which is covered by the indemnifications contained hereunder, the party obligated to indemnify shall be afforded the opportunity, at its expense, to defend or settle such claim if, within 10 days of notice thereof, it acknowledges in writing its indemnification obligation hereunder, utilizes counsel reasonably satisfactory to the indemnified party, commences such defense promptly and pursues such defense with diligence; provided, however, that such indemnifying party shall secure the consent of the indemnified party to any settlement, which consent shall not be unreasonably withheld. If the indemnifying party assumes the defense of a claim, the indemnifying party shall not be liable for any legal fees or expenses incurred by the indemnified party in connection with the defense of such claim after receipt by the indemnified party of the indemnifying party's written acknowledgment of the indemnifying party's decision to assume the defense thereof.

         8.5 Certain Limitations. In no event shall either the Shareholders as a party on one hand or Microtest as a party on the other hand be required to indemnify the other party for any Losses relating to any matter subject to indemnification under this Article 8, unless and until such Losses exceed
$100,000 in the aggregate, and then only for the amount that the aggregate of all Losses exceed $100,000; provided, however, that neither Microtest nor the Shareholders shall be liable for more than $2,700,000 of any such excess Losses. The limitations provided under this Section 8.5 shall not apply to Losses resulting from fraud or the Scheduled Contingencies (other than the Scheduled Contingencies relating to state tax issues described in Paragraph No. 3 to
Schedule 8.2, which shall be subject to the limitations provided in this Section 8.5). Losses arising from the accounts receivable of Logicraft for which Microtest is receiving a guaranty pursuant to Section 1.3, from a breach of the representations and warranties in Section 1.4 and from the covenants or breach thereof set forth in Sections 5.1, 5.2, 6.4 and 6.7 shall not be subject to or count against the $100,000 deductible limitation set forth above.

         8.6 Securityholder Agent of the Shareholders; Power of Attorney.

                  (a) The Shareholders hereby appoint L. Christopher Meyer as agent and attorney-in-fact (the "Securityholder Agent") for each Shareholder, for and on behalf of Shareholders, to give notices, to agree to, negotiate, enter into settlements and compromises of, and initiate litigation or agree to arbitration and comply with orders of courts and awards of arbitrators with respect to such claims for
         Losses, and to take all actions necessary or appropriate in the judgment of Securityholder Agent for the accomplishment of the foregoing. Such agency may be changed by the Shareholders from time to time upon not less than thirty (30) days prior written notice to Microtest from IHS. No bond shall be required of the Securityholder Agent, and the Securityholder Agent shall not receive compensation for their services. Notices or communications from the Securityholder Agent shall constitute notice from each of the Shareholders.

                  (b) The Securityholder Agent shall not be liable for any act done or omitted hereunder as Securityholder Agent while acting in good faith and in the exercise of reasonable judgment. The Shareholders shall severally indemnify the Securityholder Agent and hold the Securityholder Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Securityholder Agent and arising out of or in connection with the acceptance or administration of the Securityholder Agent's duties hereunder, including the reasonable attorneys' fees and expenses.

                  (c)  A  decision,   act,   consent  or   instruction   of  the
         Securityholder Agent shall constitute a decision of all the Shareholders and shall be final, binding and conclusive upon each of such Shareholders, and Microtest may rely upon any such decision, act, consent or instruction of each of the Shareholders. Microtest is hereby relieved from any liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of the Securityholder Agent.

                                    ARTICLE 9
                               GENERAL PROVISIONS

         9.1 Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by telecopier (with a conforming copy by hand delivery, registered, certified or overnight mail), or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):


                  If to Microtest:         Microtest, Inc.
                                           4747 North 22nd Street
                                           Phoenix, Arizona 85016-4708
                                           FAX:  (602) 952-6604
                                           Attn:  Richard G. Meise

                  With a copy to:          Snell & Wilmer L.L.P.
                                           One Arizona Center
                                           400 East Van Buren
                                           Phoenix, Arizona 85004-0001
                                           FAX:  (602) 382-6070
                                           Attn:  Steven D. Pidgeon, Esq.

                  If to the Shareholders:  Information Handling Services, Inc.
                                           15 Inverness Way East
                                           Englewood, Colorado 80112-5776
                                           FAX:  (303) 799-0386
                                           Attn: Jay Jordan

                                           Crossroute Software
                                           555 Twin Dolphin Drive, Suite 190
                                           Redwood Shores, California 94065
                                           FAX:  (415) 596-1310
                                           Attn: Kenneth Ross

                  With copies to:          TBG Services Inc.
                                           565 Fifth Avenue - 17th Floor
                                           New York, New York 10017
                                           FAX: (212) 850-8530
                                           Attn: Stephen Green, Esq.

                                           Coblentz, Cahen, McCabe & Breyer, LLP
                                           222 Kearny Street - 7th Floor
                                           San Francisco, California 94108
                                           FAX: (415) 989-1663
                                           Attn: Paul Escobosa, Esq.


All such notices and other communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; three business days after being deposited in the mail, postage prepaid, if delivered by mail; and when receipt is acknowledged, if telecopied.

         9.2 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated. Words such as "herein," "hereinafter," "hereof," "hereto," "hereby" and "hereunder," and words of like import, unless the context requires otherwise, refer to this Agreement (including the exhibits and attachments hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

         9.3 Amendment. This Agreement may not be amended except by an instrument in writing approved by the parties to this Agreement and signed by or on behalf of each of the parties hereto.

         9.4 Severability; Reformation. If any court or arbiter determines that any of the terms, provisions, covenants or restrictions in this Agreement, or any part thereof, is or are invalid or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall not thereby be affected and shall be given full effect, without regard to invalid portions. If any of the provisions of this Agreement should ever be deemed to exceed the temporal, geographic or occupational limitations permitted by applicable laws, those provisions shall be and are hereby reformed to the maximum temporal, geographic or occupational limitations permitted by law. If the court or arbiter refuses to reform this Agreement as provided above, the parties hereto agree to modify the provisions held to be unenforceable to preserve each party's anticipated benefits thereunder.

         9.5 Attorneys' Fees. In the event of any dispute, claim or other matter in controversy arising directly or indirectly out of this Agreement, or the breach hereof, whether contractual or non-contractual, including, without limitation, any dispute as to the parties' respective indemnification obligations under Article 8, the prevailing party shall be entitled to recover all reasonable attorneys' fees and expenses incurred by him, her or it in enforcing his, her or its rights.

         9.6 Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement, and supersedes all other prior agreements, representations, warranties and undertakings, both written and oral, among the parties, with respect to the subject matter hereof; (b) is not intended to confer upon any other person any rights or remedies hereunder; (c) shall not be assigned by operation of law or otherwise, except that Microtest may assign all or any portion of their rights under this Agreement to any wholly owned subsidiary, but no such assignment shall relieve Microtest of its obligations hereunder, and except that this Agreement may be assigned by operation of law to any corporation or entity with or into which Microtest may be merged or consolidated or to which Microtest transfers all or substantially all of its assets, and such corporation or entity assumes this Agreement and all obligations and undertakings of Microtest hereunder; and (d) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Arizona, without giving effect to the principles of conflict of laws thereof. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement.

         9.7 Best Knowledge of Logicraft. "To the best knowledge of Logicraft," "known to Logicraft" or similar phrases used herein shall mean the knowledge, after due inquiry and the exercise of reasonable diligence, of L. Christopher Meyer, Jay Jordan, William Thomasmeyer, Steve Goldman, Chris Rowan, Jerry Jourdain, Mike Lynch, Chris Cagguila, Stephen Green or Robert Levine.


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                                       27

                    AGREEMENT FOR PURCHASE AND SALE OF STOCK
                                 SIGNATURE PAGE

         IN WITNESS WHEREOF, Microtest, Logicraft and the Shareholders have caused this Agreement to be executed on the date first written above by their respective officers thereunder duly authorized.

MICROTEST, INC., a Delaware
corporation



By /s/   Richard G. Meise, President
  ---------------------------------------
         Richard G. Meise, President

LOGICRAFT INFORMATION
SYSTEMS, INC. a Delaware corporation



By /s/ Robert L. Jordan, Jr.
  ---------------------------------------
Its Chairman
  ---------------------------------------



INFORMATION HANDLING SERVICES,
INC., a Delaware corporation



By /s/ Robert L. Jordan, Jr.
  ---------------------------------------
Its President
  ---------------------------------------


/s/ Kenneth Ross
-----------------------------------------
Kenneth Ross, as Attorney-in-Fact for the
Class B Shareholders of Logicraft Information
Systems, Inc.


/s/ Kenneth Ross
-----------------------------------------
Kenneth Ross, Individually only with respect to
Sections 1.4 and 5.2